[Cohen McCurdy Letterhead]

            Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated October 17, 2005 on the financial statements of Monteagle Funds (comprising the Monteagle Fixed
Income Fund, Monteagle Value Fund and Monteagle Large Cap Growth Fund) as of August 31, 2005 and for the periods indicated therein and to the references to our firm in the prospectuses and the Statement of Additional Information in this Post-Effective Amendment to Monteagle Funds' (formally Memorial Funds - File No. 811-08529) Registration Statement on Form N-1A.

/s/ Cohen McCurdy

Cohen MCCurdy, Ltd.
Westlake, Ohio
June 29, 2006